Exhibit 10.1

EVERI HOLDINGS INC.

NOTICE OF GRANT OF STOCK OPTION

Everi Holdings Inc. (the “Company”)  has granted to the Participant an option (the “Option”) to purchase certain shares of Stock pursuant to the Everi Holdings Inc. 2014 Equity Incentive Plan (the “Plan”), as follows:

Participant:	Michael Rumbolz	Award No.:
Date of Grant:	February 13, 2016
Number of Option Shares:	465,116
Exercise Price per Share:	$2.78
Vesting Start Date:	February 13, 2016
Option Expiration Date:	The tenth anniversary of the Date of Grant
Tax Status of Option:	Nonstatutory Stock Option.
Vested Shares:

Except as provided in the Option Agreement and provided the Participant’s Service has not terminated prior to the applicable date, the number of Vested Shares (disregarding any resulting fractional share) as of any date is determined by multiplying the Number of Option Shares by the “Vested Ratio” determined as of such date, as follows:

			Vested Ratio
	Prior to March 13, 2016		0
	On March 13, 2016 (the “Initial Vesting Date”)		1/24
	Plus

For each additional full month (measured from the 13th day of one calendar month to the 13th day of the next calendar month) of the Participant’s Service  from the Initial Vesting Date until the Vested Ratio equals 1/1, an additional

			1/24

Accelerated Vesting:

Notwithstanding any other provision contained in this Notice of Grant of Stock Option or the Option Agreement, the total Number of Option Shares shall become Vested Shares (x) on the date a Change in Control is consummated provided the Participant’s Service has not terminated prior to such date, (y) immediately prior to the termination of Participant’s Service because of the Disability of the Participant, or (z) immediately prior to the termination of Participant’s Service because of the death of the Participant.

Suspension of Vesting:

During any authorized leave of absence, the vesting of the Option as provided by this Notice of Grant of Stock Option shall be suspended after the leave of absence exceeds a period of ninety (90) days.  Vesting of the Option shall resume upon the Participant’s termination of the leave of absence and return to Service. The period of Service required for each subsequent Vested Share installment determined in accordance with the vesting schedule above shall be extended by the length of the suspension.  Any extension of the vesting schedule shall not defer the Option Expiration Date.

Interference with Business:

Participant acknowledges that because of Participant’s position in the Company, Participant will have access to the Company’s and its affiliates’ new and additional Proprietary Information (as defined below), including confidential information and trade secrets.  Subject to clause 1(a) and 1(d) of the Participant’s Employee

Proprietary Information and Inventions Agreement (“EPIIA”),  Participant agrees that during Participant’s Service and for a period of 12 months after termination of Participant’s Service,  Participant shall not directly or indirectly, either for Participant or for any other individual, corporation, partnership, joint venture or other entity, participate in any business (including, without limitation, any division, group, or franchise of a larger organization) anywhere in the world that engages in or that proposes to engage in any business in which the Company or any affiliate of the Company is engaged or proposes to engage in during the term of Participant’s Service.  Subject to clause 1(a) and 1(d) of the EPIIA,  Participant also agrees during Participant’s Service and for a period of 12 months after termination of Participant’s Service,  Participant shall not directly or indirectly, either for Participant or for any other individual, corporation, partnership, joint venture or other entity, (i) divert or attempt to divert from the Company or any affiliate of the Company any business of any kind, including without limitation the solicitation of or interference with any of its customers, clients, business partners or suppliers, or (ii) solicit, induce, recruit or encourage any person employed by the Company or any affiliate of the Company to terminate his or her employment.  For purposes of the foregoing, the term “participate in” shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise).

“Proprietary Information” means all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by Participant, pertaining in any manner to the business of the Company or to the Company’s affiliates, consultants, or business associates, unless:  (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in my possession or part of Participant’s general knowledge prior to Participant’s employment by the Company; or (iii) the information is disclosed to Participant without confidential or proprietary restrictions by a third party who rightfully possesses the information (without confidential or proprietary restrictions) and did not learn of it, directly or indirectly, from the Company.  Participant further understands that the Company considers the following information to be included, without limitation, in the definition of Proprietary Information:  (A) schematics, techniques, employee suggestions, development tools and processes, computer printouts, computer programs, design drawings and manuals, electronic codes, formulas and improvements; (B) information about costs, profits, markets, sales, customers, prospective customers, customer contracts (including without limitation the terms and conditions of such customer contracts) and bids; (C) plans for business, marketing, future development and new product concepts; (D) customer lists, and distributor and representative lists; (E) all documents, books, papers, drawings, models, sketches, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be given to me by the Company (or any affiliate of it), as well as written or verbal instructions or comments; (F) any information or material not described in (A)-(E) above which relate to the Company’s inventions, technological developments, “know how”, purchasing, accounts, merchandising, or licensing; (G) employee personnel files and information about employee compensation and benefits; and (H) any information of the type described in (A)-(G) above which the Company has a legal obligation to treat as confidential, or which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company.

Participant acknowledges that Participant’s fulfillment of the obligations contained in the section, including, but not limited to, Participant’s obligation not to interfere with the Company’s business as provided above, is necessary to protect the Proprietary Information and, consequently, to preserve the value and goodwill of the Company. Participant further acknowledges the time, geographic and scope limitations of Participant’s obligations as described above are reasonable, especially in light of the Company’s desire to protect its Proprietary Information, and that Participant will not be precluded from gainful employment if Participant is obligated not to compete with the Company during the specified period and within the specified geography.

The covenants contained herein shall be construed as a series of separate covenants, one for each state, province, country and other political subdivision.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms of the covenant contained herein.  In the event that the scope, territory or period of time of any separate covenant is determined to be unenforceable by a court of competent jurisdiction, the court, if allowed under applicable law, shall reduce the scope, territory or period of time of that separate  covenant to a level that the court deems enforceable and the remaining separate covenants, as well as all other terms and covenants in this Notice of Grant of Stock Option, shall be valid and be enforceable to the fullest extent permitted by law.  In the event that any separate covenant is found to be unenforceable in its entirety, the court, if allowed under applicable law, shall eliminate such covenant from this Notice of Grant of Stock Option in that case and the remaining separate covenants, as well as all other terms and covenants in this Notice of Grant of Stock Option, shall be valid and be enforceable to the fullest extent permitted by law.  The covenants set forth herein are intended to be enforced to the maximum degree permitted by law.

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Option is governed by this Notice of Grant of Stock Option and by the provisions of the Option Agreement and the Plan, both of which are made a part of this document, and by the Superseding Agreement, if any.  The Participant acknowledges that copies of the Plan, the Option Agreement and the prospectus for the Plan are available on the Company’s internal web site and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Notice of Grant of Stock Option.  The Participant represents that the Participant has read and is familiar with the provisions of the Option Agreement and the Plan, and hereby accepts the Option subject to all of their terms and conditions.

EVERI HOLDINGS INC.		PARTICIPANT

By:	/s/ E. Miles Kilburn	/s/ Michael Rumbolz
	E. Miles Kilburn	Michael Rumbolz
Chairman of the Board
Date
Address:	7250 S. Tenaya Way, Suite 100
	Las Vegas, NV 89113	Address

ATTACHMENTS:2014 Equity Incentive Plan, as amended to the Date of Grant; Stock Option Agreement; and Plan Prospectus